UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 22, 2008
GENELABS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

California	0-19222	94-3010150

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Penobscot Drive, Redwood City, California	94063

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (650) 369-9500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.
On April 22, 2008, Genelabs Technologies, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (the “Notice”) notifying the Company that for the 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing under Nasdaq Marketplace Rule 4310(c)(4). The Notice also stated that pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided 180 calendar days, or until October 20, 2008, to regain compliance. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to that date.
If compliance with the minimum bid requirement cannot be demonstrated by October 20, 2008, the Nasdaq Capital Market will determine whether the Company meets the other initial listing criteria as set forth in Marketplace Rule 4310(c). If the Company meets the other initial listing criteria, it will be notified that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq Capital Market will provide written notification that the Company’s securities will be delisted.
The Company intends to monitor the bid price for its common stock between now and October 20, 2008, and consider various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.
Item 9.01.   Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description
99.01	Press Release of Genelabs Technologies, Inc., dated April 24, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

GENELABS TECHNOLOGIES, INC.
By:	/s/ Frederick W. Driscoll
Name:	Frederick W. Driscoll
Title:	Chief Financial Officer
Date: April 24, 2008

EXHIBIT INDEX

Exhibit
Number	Description
99.01	Press Release of Genelabs Technologies, Inc., dated April 24, 2008